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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 2)(1)


                              Intercell Corporation
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                                (NAME OF ISSUER)


                      Common Stock, no par value per share
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                         (TITLE OF CLASS OF SECURITIES)


                                   4584 41300
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                                 (CUSIP NUMBER)


                                December 31, 1999
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           / /      Rule 13d - 1(b)
                           /X/      Rule 13d - 1(c)
                           / /      Rule 13d - 1(d)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                                   Page 1 of 5


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CUSIP NO. 4584 41300                13G                       PAGE 2 OF 5 PAGES
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1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Capital Ventures International
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2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)      / /

                                                                   (b)      / /
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3                 SEC USE ONLY

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4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands
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                           5        SOLE VOTING POWER

NUMBER OF                           4,048,979
SHARES                   ------------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED BY
EACH                                0
REPORTING                ------------------------------------------------------
PERSON                     7        SOLE DISPOSITIVE POWER
WITH
                                    4,048,979
                         ------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0
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9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    4,048,979
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10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*                              / /
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11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    4.9%
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12                TYPE OF REPORTING PERSON*

                                    CO
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CUSIP NO. 4584 41300                13G                       PAGE 3 OF 5 PAGES
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ITEM 1(a).        NAME OF ISSUER:

                  Intercell Corporation (the "Company").

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  370 Seventeenth Street, Suite 3290, Denver, CO 80202

ITEM 2(a).        NAME OF PERSON FILING:

                   Capital Ventures International (the "Reporting Person")

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  One Capitol Place, P.O. Box 1787 GT, Grand Cayman Islands, B.W.I.

ITEM 2(c).        CITIZENSHIP:

                  Cayman Islands

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value per share, of the Company ("Common Stock").

ITEM 2(e).        CUSIP NUMBER:

                  4584 41300

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / / Broker or dealer registered under Section 15 of the Exchange Act;
                  (b) / /  Bank as defined in Section 3(a)(6) of the Exchange
                           Act;
                  (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d) / / Investment company registered under Section 8 of the Investment Company Act;
                  (e) / / An investment adviser in accordance with Rule 13-d(b)(1)(ii)(E);
                  (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c),
                  check this box.                              /X/

ITEM 4.           OWNERSHIP.


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CUSIP NO. 4584 41300                13G                       PAGE 4 OF 5 PAGES
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                  (a)      Amount beneficially owned:

                           4,048,979

                  (b)      Percent of Class:

                           4.9%

                  (c)      Number of shares to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                    4,048,979

                           (ii)     Shared power to vote or direct the vote:

                                    0

                           (iii) Sole power to dispose or to direct the disposition of:

                                    4,048,979

                           (iv) Shared power to dispose of or direct the disposition of:

                                    0


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF A GROUP.

                  Not applicable

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CUSIP NO. 4584 41300                13G                       PAGE 5 OF 5 PAGES
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ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               Date:   February 9, 2000


                               CAPITAL VENTURES INTERNATIONAL

                               By: Heights Capital Management,
                               Inc., pursuant to a Limited Power of
                               Attorney, a copy of which was filed
                               as Exhibit A to the original
                               Schedule 13G and which is hereby
                               incorporated by reference.


                                      By:    /S/ MICHAEL SPOLAN
                                             -----------------------------------
                                             Michael Spolan, General Counsel and
                                             Secretary